Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-123321 and 333-180369) pertaining to the Israeli Share Option Plan (2003) and 2006 Stock Option Plan of Mer Telemanagement Solutions Ltd. and to the Registration Statement on Form F-3 (File No. 333-237989) of our report dated May 14, 2021 with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 14, 2021	A Member of Ernst & Young Global